Exhibit 99.1

Neos Therapeutics Reports Third Quarter 2017 Financial Results

Company to Host Conference Call at 8:30am ET Today

Dallas/Fort Worth, Texas, November 8, 2017 —  Neos Therapeutics, Inc. (Nasdaq: NEOS), a pharmaceutical company focused on developing, manufacturing and commercializing innovative extended-release (XR) products using its proprietary modified-release drug delivery and orally disintegrating tablet (ODT) technologies, today reported financial results for the third quarter ended September 30, 2017, and provided a business update.

“We recently launched our second ADHD product, Cotempla XR-ODT™, and we are very pleased to report that the prescription trends so far are very encouraging. We believe this is, in part, the result of our established relationships with nearly 10,000 healthcare professionals, their awareness of our XR-ODT technology and their interest in using our innovative products,” said Vipin K. Garg, Ph.D., President and CEO of Neos Therapeutics. “Along with our first product, Adzenys XR-ODT®, we expect to see continued commercial growth, and believe that Neos stands out as the only company to have both a branded methylphenidate and a branded amphetamine product available in an extended-release orally disintegrating tablet dosage form. We are also looking forward to the launch of our amphetamine oral suspension product, Adzenys ER™, expected in early 2018.”

Third Quarter and Recent Announcements

•                  On September 5, 2017, Neos announced a limited-availability early experience program for Cotempla XR-ODT, the first and only methylphenidate extended-release orally disintegrating tablet for the treatment of attention deficit/hyperactivity disorder (ADHD) in patients 6 to 17 years old. The full US commercial launch occurred on October 2, 2017.

•                  On September 15, 2017, Adzenys ER (amphetamine) Extended-Release Oral Suspension, a once-daily, extended-release liquid medication that does not require refrigeration or reconstitution at the pharmacy level, received approval from the U.S. Food and Drug Administration (FDA). The Company expects Adzenys ER will be commercially available in early 2018.

•                  On October 17, 2017, the Company entered into a confidential settlement and licensing agreement with Actavis Laboratories FL, Inc. (Actavis) to resolve all ongoing litigation involving Neos’ patents protecting its Adzenys XR-ODT product. Under the settlement and license agreement, Neos has granted Actavis the right to manufacture and market its generic version of Adzenys XR-ODT under the Actavis Abbreviated New Drug Application beginning on September 1, 2025, or earlier under certain circumstances.

•                  In October, the Company presented two posters at the 64th Annual Meeting of the American Academy of Child & Adolescent Psychiatry (AACAP) in Washington, D.C. One showed a lack of food effect, a key favorable attribute of Adzenys ER, and the other presented a PK/PD model for dose optimization of Cotempla XR-ODT tablets in patients with ADHD.

Commercial Product Highlights

•                  Adzenys XR-ODT®

•                  Prescription Trends Continue to Show Strong Growth Momentum: Adzenys XR-ODT continued to perform well, and the cumulative total number of prescriptions filled for Adzenys XR-ODT, as reported by QuintilesIMS, were 50,697 for the three months ended September 30, 2017, an increase of 20.8% over the 41,954 for the three months ended June 30, 2017. Monthly prescriptions through October 27, 2017, for Adzenys XR-ODT, as reported by QuintilesIMS, were 19,036. As of October 27, 2017, the cumulative total number of prescriptions filled for Adzenys XR-ODT since its launch in May 2016, as reported by QuintilesIMS, were 174,323.

•                  Number of Prescribers Continues to Increase Nationally: The number of prescribers of Adzenys XR-ODT continued to grow, and as of September 29, 2017, 9,086 health care providers had written prescriptions for the product since its launch. As of the week ended October 13, 2017, that number had increased to 9,542.

•                  Doctors are Switching Patients Over to Adzenys XR-ODT: Patients switching from another ADHD medication accounted for approximately 73% of all new Adzenys XR-ODT prescriptions, as reported by QuintilesIMS, as of the week ended October 20, 2017.

•                  Product Appeal for All Patient Types: As of the week ended October 20, 2017, as reported by QuintilesIMS, 60% of all new Adzenys XR-ODT prescriptions were for pediatric patients and 40% were for adult patients, indicating a broad appeal of Adzenys XR-ODT in all patient types.

•                  Cotempla XR-ODT™

•                  Launch Off to Solid Start: The number of equivalent unit prescriptions filled for Cotempla XR-ODT through September 30, 2017, as reported by QuintilesIMS, during the limited-availability early experience program was 648. Monthly equivalent unit prescriptions through October 27, 2017, for Cotempla XR-ODT, as reported by QuintilesIMS, were 2,100. As of October 27, 2017, the cumulative total number of equivalent unit prescriptions filled for Cotempla XR-ODT since its launch, as reported by QuintilesIMS, were 2,748.

•                  Doctors are Switching Patients Over to Cotempla XR-ODT: Patients switching from another ADHD medication accounted for approximately 76% of all new Cotempla XR-ODT prescriptions, as reported by QuintilesIMS, as of the week ended October 20, 2017.

Select Financial Results for the Third Quarter Ended September 30, 2017

•                  Total product revenues were $6.7 million for the three months ended September 30, 2017, compared to $1.6 million for the same period in 2016. This includes product revenue associated with dispensed patient prescriptions of Adzenys XR-ODT of $5.3 million and $1.4 million in net sales for generic Tussionex. Sales from the early experience program for Cotempla XR-ODT, which commenced on September 5, 2017, were negligible.

•                  The Company reported a gross profit of $4.3 million for the three months ended September 30, 2017, compared to a gross loss of $0.7 million for the same period in 2016.

•                  Research and development expenses for the three months ended September 30, 2017, were $1.8 million, compared to $2.9 million for the same period in 2016. The decrease was primarily due to a decline in testing, materials and supply expenses for the Company’s ADHD product candidates coupled with a reduction in clinical expenses due to completion of studies for Cotempla XR-ODT and Adzenys ER in 2016.

•                  Selling and marketing expenses were $12.6 million for the three months ended September 30, 2017, compared to $17.0 million for the same period in 2016. The decreased expense was due to a decrease in advertising agency fees and other costs expensed in 2016 for the Adzenys XR-ODT launch.

•                  General and administrative expenses for the three months ended September 30, 2017, were $3.9 million, compared to $3.1 million for the same period in 2016.

•                  The Company reported a net loss of $16.3 million for the three months ended September 30, 2017, compared to a net loss of $25.8 million for the same period in 2016.

•                  The Company reported net loss per share of $0.58 for the three months ended September 30, 2017, compared to a net loss per share of $1.61 for the same period in 2016.

•                  At September 30, 2017, the Company held $66.5 million in cash and cash equivalents and short-term investments.

Conference Call Details

Neos management will host a conference call and live audio webcast to discuss results and provide a company update at 8:30 a.m. ET today. The live call may be accessed by dialing (877) 388-8985 for domestic calls, or +1 (562) 912-2654 for international callers, and referencing conference ID number 97314658.  A live audio webcast for the conference call will be available on the Investor Relations page of the Company’s website at http://investors.neostx.com/.

About Neos Therapeutics

Neos Therapeutics, Inc. (NASDAQ: NEOS) is a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing its proprietary modified-release drug delivery technology platforms. Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), Cotempla XR-ODT™ (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), and Adzenys-ER™ (amphetamine) extended-release oral suspension (see Full Prescribing Information, including Boxed WARNING), all for the treatment of ADHD, are the first three approved products using the Company’s extended-release  technology platform. In addition, Neos manufactures and markets its generic version of the branded product Tussionex®(1), an extended-release oral suspension of hydrocodone and chlorpheniramine for the relief of cough and upper respiratory symptoms of a cold (see Full Prescribing Information, including Boxed WARNING). Additional information about Neos is available at www.neostx.com.

(1) Tussionex® is a registered trademark of the UCB Group of Companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the commercialization of Adzenys XR-ODT, Cotempla XR-ODT™ and Adzenys ER, the commercial launch date for Adzenys ER, our marketing plans, the therapeutic potential of our products, our settlement and licensing agreement with Actavis and new product exclusivity for Cotempla XR-ODT. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to market and sell our products and other risks set forth under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K as updated by our subsequently filed other SEC filings, including our Quarterly Report(s) on Form 10-Q. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share data)

	September 30,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$43,398	$24,352
Short-term investments	23,089	15,430
Accounts receivable, net of allowances for chargebacks and cash discounts of $2,605 and $950, respectively	8,619	6,135
Inventories	9,992	5,767
Deferred contract sales organization fees	70	720
Other current assets	2,760	2,865
Total current assets	87,928	55,269

Property and equipment, net	8,223	7,076
Intangible assets, net	16,739	17,647
Other assets	192	150

Total assets	$113,182	$80,142

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$10,706	$7,798
Accrued expenses	9,385	5,264
Deferred revenue	9,327	3,662
Current portion of long-term debt	6,949	4,921

Total current liabilities	36,367	21,645

Long-Term Liabilities:
Long-term debt, net of current portion	58,970	58,599
Derivative liability	1,884	—
Deferred rent	1,106	1,174
Other long-term liabilities	155	272

Total long-term liabilities	62,115	60,045

Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at September 30, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value, 100,000,000 authorized at September 30, 2017 and December 31, 2016; 28,099,541 and 28,080,635 issued and outstanding at September 30, 2017, respectively; 16,079,902 and 16,060,996 issued and outstanding at December 31, 2016, respectively	28	16
Treasury stock, at cost, 18,906 shares at September 30, 2017 and December 31, 2016	(232)	(232)
Additional paid-in capital	267,046	198,787
Accumulated deficit	(252,141)	(200,118)
Accumulated other comprehensive loss	(1)	(1)

Total stockholders’ equity (deficit)	14,700	(1,548)

Total liabilities and stockholders’ equity	$113,182	$80,142

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Net product sales	$6,695	$1,583	$17,231	$5,651

Cost of goods sold	2,422	2,318	9,613	7,418
Gross profit (loss)	4,273	(735)	7,618	(1,767)

Research and development	1,757	2,881	7,173	8,605
Selling and marketing expenses	12,618	16,977	35,030	39,630
General and administrative expenses	3,911	3,140	10,766	9,600

Loss from operations	(14,013)	(23,733)	(45,351)	(59,602)

Interest expense	(2,648)	(2,130)	(7,250)	(4,746)
Loss on debt extinguishment	—	—	—	(1,187)
Other income, net	403	57	578	575

Net loss	$(16,258)	$(25,806)	$(52,023)	$(64,960)

Weighted average common shares outstanding used to compute net loss per share, basic and diluted	27,884,983	16,070,705	23,404,617	16,048,801

Net loss per share of common stock, basic and diluted	$(0.58)	$(1.61)	$(2.22)	$(4.05)

Contacts:

Richard Eisenstadt

Chief Financial Officer

Neos Therapeutics

(972) 408-1389

reisenstadt@neostx.com

Sarah McCabe

Stern Investor Relations, Inc.

(212) 362-1200

sarah@sternir.com